                                         E'TOWN CORPORATION AND SUBSIDIARIES         Exhibit 11
                                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                        Three Months Ended   Nine Months Ended  Twelve Months Ended
                                            September 30,       September 30,        September 30,
                                            1997     1996      1997       1996      1997       1996

PRIMARY
EARNINGS
Income Before Preferred Stock
Dividends of Subsidiary                 $   7,657 $  4,657 $   15,938 $  12,157 $  19,668 $   15,316
Deduct: Preferred Stock Dividends             (203)    (203)      (609)     (609)     (812)      (813)
                                         -------------------------------------------------------------

Net Income Available for Common Stock    $   7,454 $  4,454 $   15,329 $  11,548 $  18,856 $   14,503
                                         =============================================================

 SHARES
Weighted Average Number of Common Shares     7,945    7,703      7,854     7,637     7,831      7,602
 Outstanding Assuming Exercise of Options
 Reduced By the Number of Shares Which
 Could Have Been Purchased From Exercise
 of Such Options                                39        6         56         4        44          5
 Weighted Average Number of Common Shares
                                         -------------------------------------------------------------
  Outstanding As Adjusted                     7,984    7,709      7,910     7,641     7,875      7,607
                                         -------------------------------------------------------------
Primary Earnings Per Share of
 Common Stock                            $      .93 $    .58 $     1.94 $    1.51 $    2.39 $     1.91
                                         =============================================================

ASSUMING FULL DILUTION
EARNINGS
Income Before Preferred Stock
 Dividends o$ Subsidiary                 $   7,657 $  4,657 $   15,938 $  12,157 $  19,668 $   15,316
Deduct: Preferred Stock Dividends             (203)    (203)      (609)     (609)     (812)      (813)
Add: After Tax Interest Expense
 Applicable to 6 3/4% Convertible
 Subordinated Debentures                       126      129        374       386       502        516
                                         ------------------------------------------------------------

Adjusted Net Income                      $   7,580 $  4,583 $   15,703 $  11,934 $  19,358 $   15,019
                                         =============================================================

SHARES
Weighted Average Number of Common Shares     7,945    7,703      7,854     7,637     7,831      7,602
 Outstanding Assuming Exercise of
 Options Reduced By the Number Of Shares
 Which Could Have Been Purchased With
 the Proceeds From Exercise of
 Such Options                                   39        6         56         4        44          5
 Assuming Conversion Of 6 3/4% Convertible
 Subordinated Debentures (a)                   283      291        285       293       286        294
 Weighted Average Number of Common Shares
                                         -------------------------------------------------------------
   Outstanding as Adjusted                   8,267    8,000      8,195     7,934     8,161      7,901
                                         -------------------------------------------------------------
Fully Diluted Earnings Per Share
 of Common Stock                         $     .92 $    .57 $     1.92 $    1.50 $    2.37 $     1.90
                                         =============================================================

(a) Convertible at $40 per share.

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